UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

December 20, 2006

MOBILEPRO CORP.
________________
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51010	87-0419571

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 202
Bethesda, MD 20817
________________
(Address of principal executive offices) (Zip Code)

(301) 315-9040
________________
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On December 26, 2006 the Registrant (“Mobilepro”) received $1.2 million in gross cash proceeds related to the sale/leaseback of municipal wireless network equipment in Farmers’ Branch, Texas. The leaseback term is 36 months and the lease includes a fair-market-value purchase option at the end of the lease term. However, Mobilepro was required to purchase certificates of deposit totaling $362,000 that serve as collateral for the benefit of the lessor. The terms of the lease agreement are qualified in their entirety by reference to the Master Lease Agreement with JTA Leasing, a copy of which was filed as Exhibit 10.41 to the Registrant’s Form 10-Q for the quarter ended June 30, 2006 and which is incorporated herein by reference.

On December 20, 2006, Mobilepro completed the lease of certain equipment, with a total cost of approximately $508,000, that was acquired to support the Company’s wireless network deployments in Longmont, Colorado, and Yuma, Arizona, primarily. The lease term is 24 months and the lease includes a fair-market-value purchase option at the end of the lease term. The terms of the lease are qualified in their entirety by reference to the Master Lease Agreement with DataSales Co., Inc., a copy of which was filed as Exhibit 10.46 in Mobilepro’s Form 10-Q for the quarter ended September 30, 2006 and which is incorporated herein by reference.

On December 21, 2006, Mobilepro issued a press release, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1, regarding the execution by Kite Networks, Inc., its wholly-owned subsidiary providing wireless broadband services, of an engagement agreement with BB&T Capital Markets to advise on its wireless service strategies, including a potential spin-off from Mobilepro.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated December 22, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Jay O. Wright
Jay O. Wright
Chief Executive Officer
MOBILEPRO CORP.

Date: December 27, 2006